Exhibit 6

Translation and German Language Original of Offer of Convertible Bond (Angebot
einer Aktienanleihe BIOF 01/2005)

friendlyway Aktiengesellschaft für anwenderfreundliche Systeme,
Unterföhring

Offering of a Reverse Convertible Bond BIOF 01/2005

This offering is a so-called offshore offering in accordance with the provisions of Regulation S, US Securities Act of 1933, which may be effected only outside the United States of America. This offering is addressed only to persons whose principal residence is not in the United States of America, to non-US citizens and/or US persons within the meaning of Regulation S, and those who did not receive the offering documents for the reverse convertible bond in the United States of America. US citizens, persons whose principal residence is in the USA, and persons who have received the offering documents for the reverse convertible bond in the USA are not authorized to subscribe this reverse convertible bond.

The bond certificates offered for conversion are not registered shares of Biofarm, Inc. (hereinafter called “BIOF”), which are subject to restrictions on the right of disposition stipulated in Regulation S, US Securities Act of 1933, as follows:

     a) During the twelve-month holding period following the acquisition of the bond certificates by exercising the conversion right (“holding period”), the disposition of such bond certificates is permissible only within the scope of a so-called offshore offering according to Regulation S, US Securities Act of 1933, to non-US citizens and persons whose principal residence is outside the USA. During the holding period it is not permitted to offer the reverse convertible bond or the bond certificates within the United States of America or to use the bond certificates for hedging transactions.

     b) Upon expiration of the holding period, the above restrictions on the right of disposition no longer apply to investors that are not be considered affiliates under the US Securities Act of 1933 and the ordinances issued thereunder. Affiliates within the meaning of these regulations are members of the Managing Board or Supervisory Board of BIOF or the Company, and shareholders of BIOF or the company, who, based on their participation and affiliation, are able to exercise a major influence on the management of BIOF or the Company and their members of the Managing Board or the Supervisory Board. Upon expiration of the holding period, affiliates are subject to restrictions on the right of disposition and, according to Rule 144, currently may only dispose of bond certificates of up to 1% of the outstanding capital (number of issued bond certificates) of BIOF per quarter and per investor.

     c) It must be proven to BIOF and/or its transfer agent, by way of submission of a legal opinion issued by a US attorney, that the requirements for permitting the disposition of the bond certificates according to Regulation S, US Securities Act of 1933 are satisfied, e.g., the expiration of the holding period. Upon expiration of the holding period, BIOF will ensure that, in the case of a sale, a legal opinion from BIOF’s attorney will always be made available to the investor.

The above restrictions on the right of disposition do not apply if the bond certificates are registered, which, however, is not planned at this time and to which the investor is not legally entitled.

In accordance with the provisions of Regulation S, US Securities Act of 1933, we offer qualified shareholders and third parties to participate in financing the planning and implementation of the contemplated merger of friendlyway AG into Biofarm, Inc. by way of a reverse convertible bond in accordance with this offering and the enclosed BIOF 01/2005 loan conditions, and the grant of bridge financing for Biofarm, Inc. Should it not be possible to place reverse convertible bonds in the nominal amount of at least EUR 300,000.00, the planned merger will presumably not be implemented. In this case, the bond amounts raised will be used to finance the costs accrued in connection with its preparation.

In its resolution of January 28, 2005, the Managing Board of friendlyway Aktiengesellschaft für anwenderfreundliche Systeme, Unterföhring (hereinafter called “Company”), issued, with the approval of the Supervisory Board, a 4.0% p.a. interest-bearing reverse convertible bond in the amount of up to EUR 990,000.00. The reverse convertible bond is subdivided into 1,100 reverse convertible bearer bonds in the nominal amount of EUR 900.00 each. Each reverse convertible bond in the nominal amount of EUR 900.00 may be converted into 5,000 shares of common stock of Biofarm, Inc., with headquarters in Nevada/USA (hereinafter called “BIOF”) with a par value of US$ 0.001 per share (“Shares”).

Within the scope of this bond, the Company offers 5,500,000 Shares of BIOF at a price of EUR 0.18 per Share, therefore at a total price of up to EUR 900,000.00, in that, however, for each reverse convertible bond only blocks of Shares valued at EUR 900.00 (“nominal amount of the reverse convertible bond”) (corresponds to 5,000 individual Shares per block) or a multiple thereof may be acquired.

The subscription can only be effected when the subscriber submits the completed and signed subscription certificate to the company within the subscription period. The subscription price of EUR 900.00 acquired per reverse convertible bond must be transferred immediately to the Company’s bank account. The subscription period starts on February 7, 2005 and terminates on

February 28, 2005 (end of the subscription period!).

To subscribe to the reverse convertible bond, please use

–	Subscription Certificate A, if you are a private person and/or

–	Subscription Certificate B, if you wish to subscribe as a representative of a legal entity.

Please complete the subscription certificate and return the original to the Company.

In the case of oversubscriptions, not all subscribers will be considered when allotting the reverse convertible bond. Bonds are allotted according to the priority principal, i.e., the Company’s receipt of the completed subscription certificates is a deciding factor for the sequence in which bonds are allotted. The Company will notify subscribers that accordingly they can no longer, or in part only, be considered for the allotted reverse convertible bonds. Any oversubscriptions will be reimbursed.

The Company reserves the right to reject subscriptions, unless the full amount of the total subscription price for the subscribed reverse convertible bonds, without discounting costs and expenses, is received in the Company’s account by March 4, 2005, at the latest. A contract concerning the reverse convertible bond will not enter into force if the subscription is rejected. The subscription must be rejected in the form of a written statement to the subscriber within one month after expiration of the subscription period.

Please note the following:

1.	Shares will be offered to bond creditors by way of conversion against reverse convertible bonds at a price of EUR 0.18 per bond certificate. Each reverse convertible bond in the nominal value of EUR 900.00 therefore represents the right of conversion into 5,000 Shares.

2.	Each bond certificate represents a Share in the capital stock of BIOF of US$ 0.001. The Shares embody an entrepreneurial participation in a US company, including all opportunities and risks resulting therefrom. The shareholder neither is entitled to fixed income on investment nor reimbursement of the capital invested in the acquisition of the bond. The entrepreneurial opportunity in participating lies in BIOF’s prospect of growth and positive earnings performance and in the long-term increase in the value of the bonds. Dividend payments are not scheduled until further notice.

3.	Reverse convertible bonds are subject to US corporation law and the SEC regulations.

4.	Reverse convertible bonds are subject to the restrictions of the right on disposition referred to on the cover sheet.

Company address:	Mr. Klaus Trox
friendlyway AG
Münchner Straße 12 – 16
85774 Unterföhring.

Company bank acciuntv for all deposits:	Dresdner Bank Munich,
Account No.: 92 99 56 701,
Bank rounting No. 700 800 00.

Company contact for consultation:	Mr. Harald Maehrle
Mummert & Company Corporate Finance GmbH
Sendlinger Straße 62
80331 Munich
Telephone: 089 / 23 23 77 70.

Unterföhring, (date)

friendlyway Aktiengesellschaft für anwenderfreundliche Systeme AG

Klaus Trox	Andreas Stütz

Enclosures:	–	Bond conditions
	–	Subscription Certificate A
	–	Subscription Certificate B
	–	Conversion Statement

I.	friendlyway Aktiengesellschaft für anwenderfreundliche Systeme,

II.	Unterföhring

Angebot einer Aktienanleihe BIOF 01/2005

Dieses Angebot ist ein sogenanntes ,,Offshore Offering“ nach den Bestimmungen der Regulation S nach dem U.S. Securities Act of 1933, das nur außerhalb der vereinigten Staaten von Amerika unterbreitet werden darf. Dieses Angebot richtet sich nur an Personen, die ihren Hauptwohnsitz nicht in den Vereinigten Staaten von Amerika haben, nicht US-Staatsbürger bzw. US-Person im Sinne der Regulation S sind, und die Angebotsunterlagen für die Aktienanleihe nicht in den Vereinigten Staaten von Amerika erhalten haben. US-Staatsbürger, Personen mit Hauptwohnsitz in den USA, und Personen, die Angebotsunterlagen für die Aktienanleihe in den USA erhalten haben, sind nicht berechtigt, diese Aktienanleihe zu zeichnen.

Bei den zum Umtausch angebotenen Anleiheaktien handelt es sich um nicht registrierte Aktien der Biofarm, Inc. (nachstehend ,,BIOF“), die den Veräußerungsbeschränkungen von Regulation S unter dem U.S. Securities Act of 1933 unterliegen, wie folgt:

     a) Während einer Halteperiode von zwölf Monaten nach Erwerb der Anleiheaktien durch Ausübung des Umtauschrechtes (,,Halteperiode“) ist die Veräußerung nur im Rahmen eines sogenannten ,,Offshore-Offering“ nach Regulation S zu U.S. Securities Act 1933 an nicht US-Bürger und Personen, die ihren Hauptwohnsitz außerhalb der USA haben, zulässig. Während der Halteperiode ist es nicht gestattet, die Aktienanleihe oder die Anleiheaktien innerhalb der Vereinigten Staaten von Amerika anzubieten oder die Anleiheaktien zu Hedging-Transaktionen einzusetzen.

     b) Nach Ablauf der Halteperiode entfallen vorgenannte Veräußerungsbeschränkungen für Anleger, die nicht als ,,Affiliates“ unter dem U.S. Securities Act of 1933 und den darunter ergangenen Verordnungen anzusehen sind. ,,Affiliates“ im Sinne dieser Bestimmungen sind Vorstands- oder Aufsichtsratsmitglieder der BIOF oder der Gesellschaft und Aktionäre der BIOF oder der Gesellschaft, die aufgrund ihrer Beteiligung und der damit verbundenen Stellung einen wesentlichen Einfluss auf die Geschäftsführung der BIOF oder der Gesellschaft ausüben können, sowie deren Vorstands- und Aufsichtsratsmitglieder. ,,Affiliates“ unterliegen auch nach Ablauf der Halteperiode Verkaufsbeschränkungen und dürfen derzeit nach Rule 144 pro Quartal und Anleger lediglich Anleiheaktien bis zu 1% des ,,outstanding capital” (Anzahl der ausgegebenen Aktien) der BIOF veräußern.

     c) Das Vorliegen der Voraussetzungen für die Zulässigkeit einer Veräußerung der Anleiheaktien nach U.S. Securities Act 1933 und Regulation S, z.B. der Ablauf der Halteperiode, ist gegenüber BIOF bzw. deren Transfer Agent durch Vorlage einer ,,legal opinion“ eines US-Anwaltes nachzuweisen. BIOF wird nach Ablauf der Halteperiode im jeweiligen Einzelfall dafür Sorge tragen, dass dem Anleger eine legal opinion des Firmenanwaltes der BIOF im Verkaufsfalle zur Verfügung gestellt wird.

Vorgenannte Veräußerungsbeschränkungen entfallen im Falle der Registrierung der Aktien, die allerdings derzeit nicht geplant ist, und auf die der Anleger keinen Rechtsanspruch hat.

Wir bieten den nach den Bestimmungen der Regulation S nach dem U.S. Securities Act of 1933 qualifizierten Aktionären und außenstehenden Dritten an, sich durch eine Aktienanleihe nach Maßgabe dieses Angebotes und der beigefügten Anleihebedingungen BIOF 01/2005 an der Finanzierung der Planung und Durchführung der geplanten Einbringung der friendlyway AG in die Biofarm, Inc. und der Gewährung einer Brückenfinanzierung für die Biofarm, Inc. zu beteiligen. Sollten nicht Aktienanleihen im Nennbetrag von mindestens Euro 300.000,00 platziert werden können, wird die geplante Einbringung voraussichtlich nicht durchgeführt werden können. Die eingeworbenen Anleihebeträge werden in diesem Fall zur Finanzierung der bereits im Zusammenhang mit der Vorbereitung aufgelaufenen Kosten verwendet.

Der Vorstand der friendlyway Aktiengesellschaft für anwenderfreundliche Systeme, Unterföhring, (nachstehend ,,Gesellschaft“) hat mit Vorstandsbeschluss vom 28. Januar 2005 mit Zustimmung des Aufsichtsrates eine 4,0 % p.a. verzinsliche Aktienanleihe mit Umtauschrecht im Betrag von bis zu Euro 990.000,00 ausgegeben. Die Aktienanleihe ist eingeteilt in Stück 1.100 auf den Inhaber lautende Aktienanleihen im Nennbetrag von jeweils Euro 900,00. Jede Aktienanleihe im Nennbetrag von Euro 900,00 berechtigt zum Umtausch in Stück 5.000 Stammaktien der Biofarm, Inc. mit Sitz in Nevada/USA (nachstehend ,,BIOF“) mit einem Nennwert von US$ 0,001 je Aktie (,,Anleiheaktien“).

Die Gesellschaft bietet im Rahmen dieser Anleihe Stück 5.500.000 Aktien der BIOF zum Preis von EUR 0,18 je Aktie, mithin zu einem Gesamtpreis von bis zu Euro 990.000,00 an, wobei jedoch jeweils für jede Aktienanleihe nur die Übernahme von Paketen von Anleiheaktien im Wert von Euro 900,00 (,,Nennbetrag der Aktienanleihe“) (entspricht Stück 5.000 Aktien je Paket) oder einem Vielfachen davon möglich ist.

Die Zeichnung kann nur dadurch erfolgen, dass der Zeichner innerhalb der Zeichnungsfrist den vollständig ausgefüllten und unterschriebenen Zeichnungsschein bei der Gesellschaft einreicht. Der Bezugspreis von EUR 900,00 pro bezogener

Aktienanleihe im Nennbetrag von Euro 900,00 ist sofort auf das Konto der Gesellschaft zu überweisen. Die Zeichnungsfrist beginnt am 7. Februar 2005 und endet am

28. Februar 2005 (Ende Zeichnungsfrist!).

Verwenden Sie für die Zeichnung der Aktienanleihe

–	den Zeichnungsschein A, wenn Sie Privatperson sind bzw.

–	den Zeichnungsschein B, wenn Sie als Vertreter einer juristischen Person zeichnen wollen.

Füllen Sie bitte den Zeichnungsschein vollständig aus und reichen Sie diesen im Original bei der Gesellschaft ein.

Im Falle von Überzeichnungen können nicht alle Zeichner bei der Zuteilung der Aktienanleihe berücksichtigt werden. Die Zuteilung erfolgt nach dem Prioritätsprinzip, d.h. der Eingang des vollständig ausgefüllten Zeichnungsscheins bei der Gesellschaft ist für die Reihenfolge der Zuteilung entscheidend. Zeichner, die hiernach nicht mehr oder nur noch teilweise bei der Zuteilung der Aktienanleihe berücksichtigt werden können, werden von der Gesellschaft benachrichtigt. Etwa geleistete Überzahlungen werden zurückgezahlt.

Die Gesellschaft behält sich vor, Zeichnungen zurückzuweisen, wenn der Gesamtbezugspreis für die gezeichneten Aktienanleihen nicht spätestens bis zum 4. März 2005 in voller Höhe ohne Abzug von Kosten und Spesen auf dem Konto der Gesellschaft eingeht. Ein Vertrag über die Aktienanleihe kommt im Falle der Zurückweisung der Zeichnung nicht zustande. Die Zurückweisung der Zeichnung hat innerhalb eines Monats nach Ablauf der Zeichnungsfrist durch Erklärung in Textform gegenüber dem Zeichner zu erfolgen.

Wir erlauben uns folgende Hinweise:

1.	Die Anleiheaktien werden dem Anleihegläubiger im Wege des Umtausches gegen Aktienanleihen zum Preis von Euro 0,18 pro Anleiheaktie angeboten. Jede Aktienanleihe im Nennwert von Euro 900,00 repräsentiert daher das Recht zum Umtausch in Stück 5.000 Anleiheaktien.

2.	Jede Anleiheaktie repräsentiert einen rechnerischen Anteil am Grundkapital der BIOF in Höhe von US$ 0,001. Die Anleiheaktien verkörpern eine unternehmerische Beteiligung an einer US-amerikanischen Gesellschaft mit allen sich daraus ergebenden Chancen und Risiken. Der Aktionär hat weder Anspruch auf feste Kapitalerträge noch Anspruch auf Rückzahlung des von ihm für den Erwerb der Aktie eingesetzten Kapitals. Die unternehmerische Chance der Beteiligung besteht in der Aussicht auf Wachstum und positive Gewinnentwicklung der BIOF und damit auf eine langfristig ausgerichtete Wertsteigerung der Aktien. Dividendenzahlungen sind bis auf weiteres nicht vorgesehen.

3.	Die Anleiheaktien unterliegen US-amerikanischem Gesellschaftsrecht und den SEC-Bestimmungen.

4.	Die Anleiheaktien unterliegen den auf dem Deckblatt genannten Veräußerungsbeschränkungen.

Adresse der Gesellschaft:	friendlyway AG
Herrn Klaus Trox
Münchner Straße 12 – 16
85774 Unterföhring.

Bankkonto der Gesellschaft
für alle Einzahlungen:	Dresdner Bank München,
Konto-Nr.: 92 99 56 701,
BLZ 700 800 00.

Ansprechpartner der Gesellschaft
für evtl. Rückfragen:	Mummert & Company Corporate Finance GmbH
Herr Harald Maehrle
Sendlinger Straße 62
80331 München
Telefon: 089 / 23 23 77 70.

Unterföhring, den

friendlyway Aktiengesellschaft für anwenderfreundliche Systeme AG

Klaus Trox	Andreas Stütz

Anlagen:	–	Anleihebedingungen
	–	Zeichnungsschein A
	–	Zeichnungsschein B
	–	Umtauscherklärung